Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “2D NANOCOLOR CORP.”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF APRIL, A.D. 2015, AT 12:42 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 2304453
5731691 8100 150532964	DATE: 04-20-15

You may verify this certificate online

at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:46 PM 04/20/2015 FILED 12:42 PM 04/20/2015 SRV 150532964 - 5731691 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

2D NANOCOLOR CORP.

First: The name of the Corporation is 2D Nanocolor Corp.

Second: Its registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite # 101 in the City of Dover, County of Kent, Delaware, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares with a par value of $.0001.

Fifth: The name and mailing address of the incorporator are as follows:

Francis Knuettel II, 11100 Santa Monica Blvd., Suite 380, Los Angeles, CA 90025

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20th day of April, 2015.

By:	/s/ Francis Knuettel II
Incorporator

Name:	Francis Knuettel II